Exhibit 99.1

Seattle Genetics Reports First Quarter 2017 Financial Results

-First Quarter 2017 Revenues Were $109.1 Million, Including $70.3 Million in

ADCETRIS® (Brentuximab Vedotin) U.S. and Canada Net Sales-

-Top-Line Data from ADCETRIS Phase 3 ECHELON-1 Trial Expected in 2017-

-ADCETRIS Supplemental Biologics License Application for Cutaneous T-Cell Lymphoma

Planned in Mid-2017-

-Regulatory Discussions Support Planned Pivotal Trial of Enfortumab Vedotin (ASG-22ME) in

Metastatic Urothelial Cancer-

-Conference Call Today at 4:30 p.m. ET-

Bothell, WA — April 27, 2017 — Seattle Genetics, Inc. (NASDAQ: SGEN), a global biotechnology company, today reported financial results for the first quarter ended March 31, 2017. The company also highlighted ADCETRIS (brentuximab vedotin) commercialization and clinical development accomplishments, vadastuximab talirine (SGN-CD33A) and enfortumab vedotin (ASG-22ME) activities, as well as progress with its pipeline of antibody-drug conjugates (ADCs) and other proprietary programs.

“We continue to successfully execute on our ADCETRIS commercial objectives, and are positioned to achieve several important clinical development milestones during 2017. Notably, we expect to report top-line data from the phase 3 ECHELON-1 trial this year. ECHELON-1 has the potential to redefine the way newly diagnosed classical Hodgkin lymphoma patients are treated for the first time in decades. In addition, we are on track to submit a supplemental BLA to the FDA in mid-2017 for ADCETRIS use in CTCL based on data from the ALCANZA trial,” said Clay Siegall, Ph.D., President and Chief Executive Officer of Seattle Genetics. “Across our pipeline, enrollment in our phase 3 CASCADE trial of vadastuximab talirine (SGN-CD33A) is strong. And, based on positive feedback from the FDA, we plan to advance enfortumab vedotin (ASG-22ME) into a pivotal trial in metastatic urothelial cancer later this year. We are delivering on our goal of building Seattle Genetics into a multi-product oncology company addressing the substantial unmet medical needs of cancer patients.”

ADCETRIS Program Highlights

•	ALCANZA Phase 3 Trial: A supplemental Biologics License Application (BLA) submission to the U.S. Food and Drug Administration (FDA) is planned for mid-2017. The supplemental BLA is based on positive data from the phase 3 ALCANZA trial as well as data from two investigator-sponsored trials in cutaneous T-cell lymphoma (CTCL). ADCETRIS previously received Breakthrough Therapy Designation for the most common subtypes of CTCL: mycosis fungoides and primary cutaneous anaplastic large cell lymphoma.

•	ECHELON-1 Phase 3 Trial: Top-line data are anticipated in 2017 from the phase 3 ECHELON-1 trial in frontline classical Hodgkin lymphoma. ECHELON-1 is evaluating ADCETRIS as part of a combination regimen in newly diagnosed patients with advanced Hodgkin lymphoma.

•	ECHELON-2 Phase 3 Trial: Top-line data are expected in 2018 from the phase 3 ECHELON-2 trial in frontline CD30-expressing mature T-cell lymphoma (MTCL), also known as peripheral T-cell lymphoma (PTCL).

ADCETRIS is not currently approved for use in CTCL, frontline Hodgkin lymphoma or frontline MTCL.

Vadastuximab Talirine (SGN-CD33A) Program Highlights

•	CASCADE Phase 3 Trial: Enrollment is proceeding well in the global, randomized phase 3 CASCADE clinical trial evaluating vadastuximab talirine in combination with hypomethylating agents (HMAs) in older patients with newly diagnosed acute myeloid leukemia (AML).

•	Planned Phase 2 Trial: A randomized phase 2 trial in younger patients with newly diagnosed AML is planned for the second half of 2017. The trial will assess the standard-of-care regimen known as 7+3 versus 7+3 in combination with vadastuximab talirine.

Enfortumab Vedotin (ASG-22ME) Program Highlights

•	Planned Registrational Trial: Based on positive feedback from the FDA, Seattle Genetics and its collaborator Astellas plan to initiate in the second half of 2017 a pivotal phase 2 trial of single-agent enfortumab vedotin for metastatic urothelial cancer patients who have been previously treated with a checkpoint inhibitor therapy.

•	ASCO: Updated data from a phase 1 trial in metastatic urothelial cancer will be featured in an oral presentation at the American Society of Clinical Oncology (ASCO) annual meeting taking place June 2 - 6, 2017 in Chicago, IL.

•	Phase 1 Trial in Japan: Astellas and Seattle Genetics initiated a phase 1 trial in Japan to evaluate the tolerability and pharmacokinetics of enfortumab vedotin in patients with metastatic urothelial cancer. The trial will enable future studies and regulatory submission in Japan.

Other Recent Activities

•	Presence at AACR: Seattle Genetics’ ADC and immuno-oncology programs and technology advances were highlighted in 14 presentations at the American Association for Cancer Research (AACR) annual meeting. Data described novel ADC linker technologies, the ability of ADCETRIS to activate antitumor immune responses, which support continued clinical evaluation in combination with checkpoint inhibitors, and preclinical data on two immuno-oncology agents, SEA-CD40 and SGN-2FF.

•	ADC Collaborations: In April 2017, Seattle Genetics generated a milestone under its ongoing ADC collaboration with AbbVie triggered by AbbVie’s exercise of an exclusive option to Seattle Genetics’ ADC technology for a specific target antigen.

First Quarter 2017 Financial Results

Total revenues in the first quarter ended March 31, 2017 were $109.1 million, compared to first quarter of 2016 revenues of $111.2 million. Revenues in the first quarter of 2017 included:

•	ADCETRIS net sales of $70.3 million, a 20 percent increase from net sales of $58.6 million in the first quarter of 2016.

•	Royalty revenues of $17.0 million, compared to $32.3 million in the first quarter of 2016. Royalty revenues are primarily driven by international sales of ADCETRIS by Takeda. Royalty revenues in the first quarter of 2016 included a $20.0 million sales milestone payment from Takeda.

•	Amounts earned under the company’s ADCETRIS and ADC collaborations totaling $21.8 million, compared to $20.2 million in the first quarter of 2016.

Total costs and expenses for the first quarter of 2017 were $168.4 million, compared to $132.2 million for the first quarter of 2016. The increase in 2017 costs and expenses was primarily driven by investment in enfortumab vedotin, vadastuximab talirine, ADCETRIS product supply to Takeda and the company’s pipeline programs.

Non-cash, share-based compensation cost for the first quarter of 2017 was $14.5 million, compared to $12.2 million for the first quarter of 2016.

Net loss for the first quarter of 2017 was $60.0 million, or $0.42 per share, compared to a net loss of $20.5 million, or $0.15 per share, for the first quarter of 2016.

As of March 31, 2017, Seattle Genetics had $536.4 million in cash, cash equivalents and investments.

Conference Call Details

Seattle Genetics’ management will host a conference call and webcast to discuss its first quarter 2017 financial results and provide an update on business activities. The event will be held today at 1:30 p.m. Pacific Time (PT); 4:30 p.m. Eastern Time (ET). The live event will be available from the Seattle Genetics website at www.seattlegenetics.com, under the Investors and News section, or by calling 888-283-6901 (domestic) or 719-325-2217 (international). The conference ID is 8468596. A replay of the discussion will be available beginning at approximately 4:30 p.m. PT today from the Seattle Genetics website or by calling 888-203-1112 (domestic) or 719-457-0820 (international), using conference ID 8468596. The telephone replay will be available until 5:00 p.m. PT on Monday, May 1, 2017.

About Seattle Genetics

Seattle Genetics is an innovative biotechnology company that develops and commercializes novel antibody-based therapies for the treatment of cancer. The company’s industry-leading antibody-drug conjugate (ADC) technology harnesses the targeting ability of antibodies to deliver cell-killing agents directly to cancer cells. ADCETRIS® (brentuximab vedotin), the company’s lead product, in collaboration with Takeda Pharmaceutical Company Limited, is the first in a new class of ADCs and is commercially available globally in 66 countries for relapsed classical Hodgkin lymphoma (HL) and relapsed systemic anaplastic large cell lymphoma (sALCL). Seattle Genetics is also advancing vadastuximab talirine (SGN-CD33A; 33A), an ADC in a phase 3 trial for acute myeloid leukemia. Headquartered in Bothell, Washington, Seattle Genetics has a robust pipeline of innovative therapies for blood-related cancers and solid tumors designed to address significant unmet medical needs and improve treatment outcomes for patients. The company has collaborations for its proprietary ADC technology with a number of companies including AbbVie, Astellas, Bayer, Celldex, Genentech, GlaxoSmithKline and Pfizer. More information can be found at www.seattlegenetics.com.

Forward-Looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, relating to the company’s 2017 outlook, including anticipated 2017 revenues, costs and expenses; the company’s potential to achieve a series of regulatory and commercial milestones in 2017 and 2018 and its potential to achieve its goal of becoming a multi-product oncology company; anticipated regulatory events and clinical activities, including data availability from ECHELON-1 and ECHELON-2 and other ongoing clinical trials and the timing thereof; the anticipated submission of a supplemental Biologics License Application for label expansion of ADCETRIS in CTCL and the timing thereof and other anticipated regulatory milestones; our plan to advance enfortumab vedotin into a potentially pivotal trial; the opportunities for, and the therapeutic and commercial potential of, ADCETRIS, vadastuximab talirine, enfortumab vedotin and the company’s other product candidates; as well as other statements that are not historical facts. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include the risks that revenues may not meet or exceed the company’s guidance or otherwise be as the company expects, including, with respect to the company’s 2017 ADCETRIS net sales and financial guidance as well as other risks related to financial guidance and future opportunities and plans, including the uncertainty of expected future financial performance and results. The company may also be delayed in its planned clinical trial initiations, the enrollment in and conduct of its clinical trials, and obtaining data from clinical trials, and planned regulatory submissions in each case for a variety of reasons, including the difficulty and uncertainty of pharmaceutical product development, unexpected adverse events or regulatory action, and the inherent uncertainty associated with the regulatory approval process, including the risks that the company’s supplemental BLA submissions may not be accepted for filing by, or ultimately approved by, the FDA in a timely manner or at all. The company may also be unable to expand ADCETRIS’ labeled indications due to unexpected data from its ongoing phase 3 trials or regulatory action, or to complete the development of, and obtain regulatory approval for, its product candidates. More information about the risks and uncertainties faced by Seattle Genetics is contained under the caption “Risk Factors” included in the company’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACTS:

Investors:

Peggy Pinkston

(425) 527-4160

ppinkston@seagen.com

Media:

Brandi Robinson

(425) 527-2910

brobinson@seagen.com

Seattle Genetics, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	March 31, 2017	December 31, 2016
Assets
Cash, cash equivalents and investments	$536,384	$618,974
Other assets	247,664	219,422

Total assets	$784,048	$838,396

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$99,213	$120,669
Deferred revenue and long-term liabilities	81,458	83,640
Stockholders’ equity	603,377	634,087

Total liabilities and stockholders’ equity	$784,048	$838,396

Seattle Genetics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three months ended March 31,
	2017	2016
Revenues
Net product sales	$70,321	$58,648
Collaboration and license agreement revenues	21,830	20,176
Royalty revenues	16,980	32,331

Total revenues	109,131	111,155

Costs and expenses
Cost of sales	7,481	5,944
Cost of royalty revenues	4,380	3,615
Research and development	118,184	92,871
Selling, general and administrative	38,404	29,747

Total costs and expenses	168,449	132,177

Loss from operations	(59,318)	(21,022)
Investment and other income (loss), net	(672)	544

Net loss	$(59,990)	$(20,478)

Basic and diluted net loss per share	$(0.42)	$(0.15)

Weighted-average shares used in computing basic and diluted net loss per share	142,458	139,890